Exhibit 23

Consent of Independent Registered Public Accounting Firm

CompuCredit Corporation
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-115188, No. 333-127418, No. 333-132339 and No. 333-135102) and Form S-8 (No. 333-150988) of CompuCredit Corporation of our report dated February 25, 2009 (May 22, 2009 as to the effects on the consolidated financial statements of the retrospective application of the provisions of Financial Accounting Standards Board Statement No. 160, FASB Staff Position APB 14-1, and FASB Staff Position No. EITF 03-6-1 as described in Note 2), relating to the consolidated financial statements of CompuCredit Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of new accounting principles in 2009) which appears in this Form 8-K.

/s/BDO Seidman, LLP

Atlanta, Georgia

May 22, 2009